Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

September [●], 2020	File No.: 571370-1

Clever Leaves Holdings Inc. 489 Fifth Avenue, 27th Floor, New York, New York 10017 United States

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-4

We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the transactions contemplated by a Business Combination Agreement dated as of July 25, 2020 (as amended and supplemented to date, the “BCA”) by and among Schultze Special Purpose Acquisition Corp. (“SAMA”), the Corporation, Clever Leaves International Inc. (“Clever Leaves”) and Novel Merger Sub Inc. Capitalized terms used and not defined in this opinion are “Arrangement”, “Plan of Arrangement”, and “Merger” and in this opinion these terms have the definition given to them in the BCA.

The Corporation originally filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2020 (as amended and supplemented after the initial filing date, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, 38,415,132 common shares without par value in the capital of the Corporation (“Common Shares”) in connection with the Arrangement and the Merger (the “Transaction Shares”), 1,701,673 Common Shares issuable on exercise of certain options to be assumed by the Corporation from Clever Leaves in connection with the Arrangement (the “Option Shares”), and 18,150,000 Common Shares issuable on exercise of certain warrants to be assumed by the Corporation from SAMA in connection with the Merger (the “Warrant Shares” and together with the Transaction Shares and Option Shares, the “Subject Shares”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the BCA, including the Plan of Arrangement;

Rattagan Macchiavello Arocena ► Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► Hamilton Harrison & Mathews ► Mardemootoo Balgobin ► HPRP ► Zain & Co. ► Delany Law ► Dinner Martin ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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3.	the Corporation’s 2018 Omnibus Incentive Compensation Plan (the “Company Equity Plan”);

4.	resolutions of the director of the Corporation approving the BCA and the transactions contemplated thereby, and authorizing and approving the issuance of the Subject Shares (the “Resolutions”);

5.	the warrant agreement, dated as of December 10, 2018, between SAMA and Continental Stock Transfer & Trust Corporation (the “Warrant Agreement”); and

6.	a form of an assignment, assumption and amendment agreement with respect to the Warrant Agreement to be entered into by and among SAMA, the Corporation, and Continental Stock Transfer & Trust Corporation in connection with the BCA (the “Warrant Agreement Amendment” and, together with the Registration Statement, the BCA, and Warrant Agreement, the “Transaction Documents”).

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated [ ● ], 2020 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation (the “Certificate of Good Standing”); and

2.	a certificate signed by the Chief Executive Officer of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation and the Resolutions approving the issuance of the Subject Shares (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

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2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer’s Certificate continues to be accurate on the date hereof;

4.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, other than the Corporation, enforceable against each of the parties thereto in accordance with its terms; and

7.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

In giving the opinion expressed in paragraph A below as it pertains to the Corporation being an existing corporation under the laws of the Province of British Columbia, we have relied solely on the Certificate of Good Standing, which we have assumed continues to be accurate as of the date hereof.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Corporation is an existing corporation under the Business Corporations Act (British Columbia) and is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

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2.	The Corporation has the necessary corporate power and authority to enter into and perform its obligations under the Warrant Agreement Amendment pursuant to which the Corporation agrees to assume the obligations of SAMA under the Warrant Agreement. The Warrant Amendment Agreement has been duly authorized by the Corporation. If executed and delivered by the Corporation in accordance with the Resolutions, the Warrant Agreement Amendment will be duly executed and delivered by the Corporation to the extent that Applicable Laws apply to such execution and delivery.

3.	The execution, delivery, and performance of the Warrant Agreement Amendment by the Corporation does not violate the articles or the notice of articles of the Corporation nor any provincial statute or regulation in force in the Province of British Columbia or any federal statue or regulation of Canada applicable in the Province of British Columbia.

4.	The Transaction Shares have been authorized for issuance and when issued in accordance with the Arrangement or the Merger, as applicable, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

5.	The Option Shares have been authorized for issuance and when issued in compliance with the provisions of the Company Equity Plan, including the receipt by the Corporation of any exercise price of the options, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

6.	The Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreement Amendment and the Warrant Agreement, including due exercise of the warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

Dentons Canada LLP